Exhibit 99	CONTACT:	Mark J. Plush Vice President and Chief Financial Officer

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS REPORTS RESULTS FOR FISCAL 2007 THIRD QUARTER

Cleveland, Ohio — July 26, 2007 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fiscal 2007 third quarter ended June 30, 2007.

Third Quarter Fiscal 2007 Results

Net sales of $33.4 million for the third quarter of fiscal 2007 decreased 13 percent compared with net sales of $38.4 million in last year’s third quarter. The effect of a weaker U.S. dollar positively impacted sales growth by approximately one percentage point. Sequentially, sales increased two percent from the second quarter of fiscal 2007. The Company reported a net loss of $0.5 million, or $0.03 per share, for the third quarter of fiscal 2007 compared to net income of $1.7 million, or $0.10 per share, during last year’s third quarter. The decrease in earnings was primarily the result of lower sales volume, lower gross margins, and an increase in the investment in new product development compared to the prior year’s third quarter. Earnings were positively impacted by lower selling, general, and administrative costs and a favorable tax rate for the quarter. During the third quarter of fiscal 2007, the Company recorded an 81.2 percent tax benefit compared to a 3.5 percent tax expense for the third quarter of fiscal 2006. The favorable tax rate was primarily due to research tax credits and extraterritorial income exclusion benefits.

Orders of $36.0 million for the third quarter decreased 17 percent compared to last year’s orders of $43.2 million. Geographically, orders decreased 23 percent in the Americas, increased eight percent in Asia, and decreased 36 percent in Europe when compared to the prior year. Orders from the Company’s semiconductor customers decreased approximately 30 percent, orders from wireless communications customers decreased approximately 10 percent, orders from precision electronic component and subassembly manufacturers decreased approximately ten percent, and research and education customer orders increased approximately 20 percent compared to the prior year’s third quarter. Sequentially, orders increased eight percent from the second quarter of fiscal 2007, primarily due to an increase in orders from semiconductor customers. Order backlog increased $2.6 million during the quarter to $16.0 million as of June 30, 2007.

“We were disappointed with our results for the third quarter that continued to reflect a cautious attitude among our customers with regard to their capital equipment spending,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “We achieved the cost reductions that we previously announced in selling and general administration during the quarter by reducing our discretionary spending.”

Keithley added, “We remain committed to our level of investment in new product development. In June, as a result of our program to expand our RF product offering, we introduced a series of new capabilities including improved measurement accuracy in our Model 2910 RF Vector Signal Generator. We also announced the release of the Model 2100 6 1/2 — Digit Digital Multimeter (DMM), which provides USB connectivity. This high precision, low-cost DMM is the first introduction of our next generation DMMs. In July, we announced a migration to the Linux Operating System for our S600 Series Parametric Test Systems. This new capability provides a more stable operating system and provides for a longer service life which ultimately reduces our customers’ overall cost of test.”

“Additionally, we have entered into a Joint Development Partnership surrounding semiconductor device material testing technology with CEA Leti (Electronic and Information Technology Laboratory of the French Atomic Energy Commission), one of the main European applied research centers in electronics. Our partnership with CEA Leti is a unique opportunity to create new measurement technology at the point where many of our customers’ technologies converge – semiconductor, RF/wireless, and nanotechnology,” stated Keithley.

Nine Month Results

For the nine months ending June 30, 2007, net sales were $107.4 million, down six percent from $113.9 million last year. The Company reported net income for the first nine months of fiscal 2007 of $0.5 million, or $0.03 per share compared with net income of $5.7 million, or $0.34 per share, last year. The decrease in earnings was primarily the result of lower sales volume, lower gross margins, higher product development costs, and higher selling, general, and administrative costs. Partially offsetting the decrease in earnings for the first nine months of fiscal 2007 was a tax benefit of $0.9 million, or $0.05 per share, associated with the retroactive application of research tax credits that expired on December 31, 2005, as well as an overall favorable effective tax rate. Including the research tax credit, the Company recorded a tax benefit of $2.5 million, resulting in an effective tax benefit rate of 127.2 percent, for the first nine months of fiscal 2007. For the first nine months of fiscal 2006, the Company recorded tax expense at an effective tax rate of 22.6 percent.

Orders of $106.2 million for the nine months ending June 30, 2007 decreased ten percent from $117.6 million last year. Geographically, orders decreased 25 percent in the Americas, increased 19 percent in Asia, and decreased 22 percent in Europe. For the first nine months of fiscal 2007, semiconductor customer orders comprised approximately 35 percent of the total, wireless communications customer orders were approximately ten percent of the total, precision electronic components and subassembly manufacturers’ orders were approximately 25 percent of the total, and research and education customer orders were approximately 20 percent of the total.

The Company generated $5.4 million in cash from operations during the first nine months of fiscal 2007. Cash and short-term investments totaled $47.3 million at June 30, 2007, and total debt was less than $0.1 million. Inventory of $13.9 million decreased $1.6 million from year ago levels and turns were 4.2 at June 30, 2007, the same as a year ago. Trade receivables were $18.7 million, down $2.4 million from June 30, 2006. Days sales outstanding were 46 at both June 30, 2007 and the prior year.

Stock Buyback Program

During the third quarter of fiscal 2007, the Company did not repurchase any shares. Under the terms of the Company’s previously announced stock repurchase program, the Company may repurchase up to 2,000,000 Common Shares through February 2009.

Operations Outlook

“We continue to believe that our strategy of pursuing a focused set of applications will allow us to grow faster than the overall test and measurement industry. Our ability to grow revenue is tied to our ability to offer interrelated products with differentiated value that solve our customers’ most compelling test challenges, coupled with our success in penetrating key accounts with our globally deployed sales and service team. We expect new product development costs for the fourth quarter of fiscal 2007 to approximate those in the prior year’s fourth quarter as we continue to build a stronger, broader and more complete product offering for our customers. We remain committed to introducing a number of new products by the end of this calendar year, which we believe will provide incremental sales growth in 2008,” stated Keithley.

“Our customers are particularly uncertain with regards to their capital spending; consequently our visibility is currently more limited than usual,” stated Keithley. The Company expects sales for the fourth quarter of fiscal 2007, which will end September 30, 2007, to range between $31 and $38 million. Results will range from a pretax loss to pretax earnings in the single digits as a percentage of net sales. The Company expects the effective tax rate for the remainder of fiscal 2007 to approximate the statutory rate, although the rate will fluctuate based on actual results.

Forward Looking Statements

Statements in the “Operations Outlook” section of this release that are not historical facts, including those relating to orders, sales, earnings, operating efficiency initiatives, expense reductions and spending are “forward-looking statements”, as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling orders in backlog; changes in product and sales mix, and the related effects on gross margins; the Company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; the Company’s ability to implement planned cost savings initiatives without adversely affecting the Company’s product development program; the potential volatility on earnings as a result of the accounting for performance share awards; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the inquiry commenced by the SEC, the possibility that the SEC may disagree with the Special Committee’s findings and may require a restatement of the Company’s financial statements or additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Thursday, July 26, 2007, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company’s website at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the website. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our products solve emerging measurement needs in production testing, process monitoring, product development, and research. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of precision measurement technology and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE NINE MONTHS
	ENDED JUNE 30,				ENDED JUNE 30,
	2007		2006		2007		2006
NET SALES	$33,446	100.0%	$38,427	100.0%	$107,402	100.0%	$113,896	100.0%
Cost of goods sold	14,059	42.0	15,000	39.0	43,461	40.5	44,051	38.7

Gross profit	19,387	58.0	23,427	61.0	63,941	59.5	69,845	61.3
Selling, general and
administrative expenses	15,288	45.7	15,848	41.3	48,255	44.9	46,557	40.9
Product development expenses	7,116	21.3	6,357	16.5	19,363	18.0	17,343	15.2

Operating (loss) income	(3,017)	(9.0)	1,222	3.2	(3,677)	(3.4)	5,945	5.2
Investment income	582	1.7	510	1.3	1,715	1.5	1,422	1.3
Interest expense	11	0.0	2	0.0	38	0.0	8	0.0

(Loss) income before income taxes	(2,446)	(7.3)	1,730	4.5	(2,000)	(1.9)	7,359	6.5
Income tax (benefit) expense	(1,987)	(5.9)	61	0.2	(2,543)	(2.4)	1,666	1.5

NET (LOSS) INCOME	$(459)	(1.4)%	$1,669	4.3%	$543	0.5%	$5,693	5.0%

Basic (loss) income per share	$(0.03)		$0.10		$0.03		$0.35

Diluted (loss) income per share	$(0.03)		$0.10		$0.03		$0.34

Cash dividends per Common share	$.0375		$.0375		$.1125		$.1125

Cash dividends per Class B
Common Share	$.030		$.030		$.090		$.090

Weighted average number of
shares outstanding (000) — Diluted	16,252		16,616		16,406		16,648

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
(Unaudited)

	June 30, 2007	September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$14,262	$10,501
Short-term investments	33,049	36,203
Refundable income taxes	393	583
Accounts receivable and other, net of allowances	19,607	26,836
Inventory	13,891	14,647
Other current assets	5,811	5,870

Total current assets	87,013	94,640
Property, plant and equipment, net	14,297	14,425
Other assets	45,233	39,827

Total assets	$146,543	$148,892

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$21	$872
Accounts payable	7,595	8,033
Other current liabilities	10,019	13,692

Total current liabilities	17,635	22,597
Long-term debt	—	—
Other long-term liabilities	10,825	9,792
Shareholders’ equity	118,083	116,503

Total liabilities and shareholders’ equity	$146,543	$148,892